Exhibit 10.4

NORTH SHORE TRUST AND SAVINGS

Change In Control Severance Agreement

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of January 18, 2022 (the “Effective Date”) by and between North Shore Trust and Savings, a federally chartered savings association (“Bank”) and Amy L. Avakian (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Executive is employed by the Bank, and the Bank desires to provide protection to Executive in connection with any change in control of the Bank or its sole shareholder, NSTS Bancorp, Inc. (“NSTS”).

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1    Term of the Agreement. Unless expired earlier as provided in Section 1.3 or terminated by the Bank pursuant to Section 2.3, this Agreement will commence on the Effective Date and remain in effect for an initial term of three years which will be automatically extended for one year on each anniversary of the Effective Date. In addition, if a Change in Control occurs while this Agreement is effective, this Agreement will remain irrevocably in effect for the greater of twelve (12) months from the date of the Change in Control or until all benefits then due and owing have been paid to the Executive hereunder, and will then expire.

1.2    Purpose of the Agreement. The purpose of this Agreement is to advance the interests of the Bank by providing the Executive with an assurance of equitable treatment, in terms of compensation and economic security, in the event of a Change in Control of the Bank or NSTS and to enable the Executive to maintain productivity and focus during a period of significant uncertainty that is inherent in a Change in Control. Further, the Bank believes that agreements of this kind will aid it in retaining the highly qualified, high performing professionals who are essential to its success.

1.3    Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Executive against the Bank. However, nothing in this Agreement will require or be deemed to require the Bank to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made under it.

Subject to Section 3.2, the Bank will retain the right to terminate the Executive’s employment at any time prior to a Change in Control of the Bank or NSTS. Except as otherwise provided in Section 3.2, if the Executive’s employment is terminated prior to a Change in Control, this Agreement will no longer be applicable to the Executive, and any and all rights and obligations of the Bank and the Executive under this Agreement will cease.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1    Definitions. Whenever used in the Agreement, the following capitalized terms have the meanings set forth below.

(a)    “Average Annual Bonus” means the Executive’s actual average annual bonus earned over the three complete fiscal years prior to the Effective Date of Termination, or, if shorter, over the Executive’s entire period of employment.

(b)     “Base Salary” means the base rate of compensation paid to the Executive as annual salary as in effect as of the Effective Date of Termination.

(c)    “Cause” means a termination of the Executive’s employment by the Bank, for which no Severance Benefits are payable, as provided in Article IV.

(d)    “Change in Control” means the consummation by NSTS or the Bank, in a single transaction or series of related transactions, of any of the following: (i) the sale of all or a substantial portion of the assets of NSTS or the Bank to any person, group or entity; (ii) the merger, consolidation or other business combination of NSTS or the Bank with another entity, in which NSTS or the Bank, as applicable, is not the survivor of such merger, consolidation or other business combination or a majority of the board of directors or other governing body of the entity surviving or resulting from such merger, consolidation or other business combination is not composed of individuals who were serving on the Board of Directors of NSTS or the Bank, as the case may be, immediately prior to the consummation of such merger, consolidation or other business combination; or (iii) a change in control of NSTS or the Bank within the meaning of the Change in Bank Control Act and the applicable rules and regulations promulgated thereunder by the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency, as applicable, with respect to NSTS or the Bank, as applicable.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Disability” means a physical or mental condition that would entitle the Executive to benefits under the Bank’s long-term disability plan, or if the Bank maintains no such plan, then under the federal Social Security laws.

(g)    “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers Severance Benefits hereunder.

(h)    “Expiration Date” means the date the Agreement expires, as provided in Section 1.1 herein.

(i)    “Good Reason” means (i) a material reduction in the Executive’s annual Base Salary; (ii) material adverse change by the Bank, not consented to by the Executive, in Executive’s responsibilities, powers, or duties at the Bank; or (iii) a required relocation of the Executive to a location more than twenty-five (25) miles from the Executive’s then existing job location to which the Executive does not consent.

(j)    “Qualifying Termination” means any of the events described in Section 3.2, the occurrence of which triggers the payment of Severance Benefits.

(k)    “Severance Benefit” means the payment of severance compensation as provided in Article III.

2.2    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

2.3    Amendment or Termination. The provisions of this Agreement may be amended by written agreement between the Bank and the Executive, with any material amendment approved by the Bank’s Board of Directors. Subject to the final sentence of Section 1.1, the Bank may terminate this Agreement by written resolution of the Bank’s Board of Directors, effective as of a date at least twelve months following the date the Bank gives written notice to the Executive of its intent to terminate the Agreement.

2.4    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois, without regard to its conflict of laws provisions, will be the controlling law in all matters relating to this Agreement.

2.5    Notice. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, to the Bank’s main office.

2.6    Golden Parachute Limitation. In no event will the Bank (or any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

2.7    Counterparts. This Agreement may be executed in two (2) or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a .pdf file containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

2.8    Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and the Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

2.9    Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive.

2.10    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

ARTICLE III

SEVERANCE BENEFITS

3.1    Right to Severance Benefits. Subject to the provisions hereof, the Executive will be entitled to receive from the Bank Severance Benefits as described in Section 3.3 if there has been a Change in Control of the Bank or NSTS and if any of the events designated within Section 3.2 occur. The Executive will not be entitled to receive Severance Benefits if his or her employment with the Bank ends due to death, Disability, voluntary retirement, a voluntary termination by the Executive without Good Reason, or due to an involuntary termination by the Bank for Cause.

3.2    Qualifying Terminations. The occurrence of any one of the following events within twelve (12) calendar months after a Change in Control of the Bank or NSTS will trigger the payment of Severance Benefits under this Agreement:

(a)    an involuntary termination of the Executive’s employment without Cause;

(b)    a voluntary termination of the Executive’s employment with the Bank for Good Reason;

(c)    the failure or refusal of a successor company (including, but not limited to, an individual, corporation, association, or partnership) to assume the Bank’s obligations under this Agreement, as required by Section 7.1; and

(d)    a breach by the Bank or any successor company of any of the provisions of this Agreement.

In addition, an involuntary termination without Cause will trigger the payment of Severance Benefits under this Agreement if the Executive’s employment is terminated by the Bank without Cause within three (3) months prior to a Change in Control that actually occurs during the term of this Agreement and either (i) the termination without Cause was at the request or direction of a person who has entered into an agreement with the Bank or NSTS, the consummation of which would constitute a Change in Control, or (ii) the Executive reasonably demonstrates that the termination without Cause is otherwise in connection with or in anticipation of the Change in Control.

3.3    Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Bank will pay to the Executive and provide him or her with the following:

(a)    an amount equal to one and a half (1.5) times the sum of (i) Executive’s annual Base Salary and (ii) the Executive’s Average Annual Bonus; and

(b)    continuation of the welfare benefits of medical, dental or other health coverage, at the same premium cost to the Executive and at the same coverage level as in effect as of the Executive’s Effective Date of Termination until the twelve month anniversary of the Effective Date of Termination, without regard to the federal income tax consequences of that continuation.

The treatment of any options or other stock-based awards held by the Executive will be subject to the terms of the plan or plans under which they were granted. Benefits under subsection 3.3(b) will be discontinued prior to the end of the twelve month anniversary of the Effective Date of Termination if the Executive receives substantially similar benefits in the aggregate from a subsequent employer, as determined by the Bank’s Board of Directors. Continued medical, dental or other health benefits under subsection 3.3(b) will count toward any COBRA continuation coverage period that may apply to the Executive.

3.4    Cause. Nothing in this Agreement will be construed to prevent the Bank from terminating the Executive’s employment for Cause. If the Bank does so, no Severance Benefits will be payable to the Executive under this Agreement. Cause is defined to mean the following: (i) Executive’s personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty involving personal profit; (ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order from bank regulatory agencies; (iii) Executive’s intentional failure to perform the duties assigned to him by the Board of the Bank; or (iv) other conduct of Executive that is prejudicial to the best interests of the Bank, as reasonably determined by the Bank’s Board of Directors, including without limitation, unauthorized disclosure of the Bank’s confidential information or trade secrets.

ARTICLE IV

FORM AND TIMING OF SEVERANCE BENEFITS

4.1    Form and Timing of Severance Benefits. Subject to Article VIII below, the Severance Benefits described in Section 3.3(a) will be paid in cash to the Executive in substantially equal installments in accordance with the Bank’s payroll practice over a twelve (12) month period commencing within sixty (60) days after the date of termination, subject to the receipt of a signed release agreement (in a form to be mutually agreed to by the parties) within such sixty (60) day period; and further subject to the delay specified in Section 8.1 hereof in the event Executive is a specified employee (as defined therein); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the payment of the Severance Amount shall commence in the second calendar year. Solely for purposes of Section 409A of the Code, each installment payment shall be considered a separate payment. The Severance Benefits described in Section 3.3(b) will be provided by the Bank to the Executive immediately upon the Effective Date of Termination and will continue to be provided until the twelve month anniversary of the Effective Date of Termination. However, the Severance Benefits described in Section 3.3(b) will be discontinued prior to the end of the twelve month period immediately upon the Executive’s receiving similar benefits from a subsequent employer, as determined by the Bank’s Board of Directors.

4.2    Withholding of Taxes. The Bank will withhold from any amounts payable under this Agreement all federal, state, city, or other taxes that are legally required.

ARTICLE V

REDUCTION OF PAYMENTS IN
CERTAIN CIRCUMSTANCES

5.1    No Excise Tax Gross-Up; Possible Reduction in Payments. Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Code. In the event that any Severance Benefits or other payments or benefits otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 5.1 would be subject to the excise tax imposed by Section 4999 of the Code, then such Severance Benefits payable under this Agreement and under such other plans, programs and agreements shall be reduced to an aggregate amount that is $1.00 less than such amount that would trigger the excise tax imposed by Section 4999 of the Code, so that no portion of such benefits paid hereunder will be subject to the excise tax under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 5.1 shall occur in the following order: (1) reduction of Severance Benefits or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting or acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.

ARTICLE VI

OTHER RIGHTS AND BENEFITS NOT AFFECTED

6.1    Other Benefits. Except as provided in this Section below, neither the provisions of this Agreement nor the Severance Benefits provided for hereunder will reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Bank, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement. Notwithstanding the foregoing, if the Executive is also a covered employee under a severance plan of the Bank or NSTS, the Executive will be entitled to receive the Severance Benefits provided under this Agreement in lieu of any severance pay or other benefits provided under that severance plan. Benefits provided under this Agreement will not increase any amounts otherwise payable under any other arrangement, if that other arrangement does not provide that severance benefits will be taken into account in determining benefits.

6.2    Employment Status. This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Executive as an employee, to change the status of the Executive’s employment as an employee at will, or to change the Bank’s policies regarding termination of employment.

ARTICLE VII

SUCCESSORS

7.1    Successors. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Bank or of any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such an assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Bank in the same amount and on the same terms as he or she would be entitled hereunder if terminated voluntarily for Good Reason, except that, for the purposes of implementing the foregoing, the date on which any succession becomes effective will be deemed the Effective Date of Termination. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, any such amount, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

7.2    Beneficiaries. The Executive may designate a beneficiary under this Agreement in the form of a signed writing acceptable to the Bank’s Board of Directors. The Executive may make or change such designation at any time.

ARTICLE VIII

CODE SECTION 409A

8.1    Code Section 409A. The parties intend that this Agreement will be administered in accordance with Internal Revenue Code Section 409A (“Code Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Code Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Code Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. No action or failure by the Bank in good faith to act, pursuant to this Section 8.1, shall subject the Bank to any claim, liability, or expense, and the Bank shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Code Section 409A, the Bank determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Bank has caused this Agreement to be executed pursuant to a resolution of its Board of Directors, as of the day and year first above written.

NORTH SHORE TRUST AND SAVINGS /s/ Stephen G. Lear	EXECUTIVE /s/ Amy L. Avakian
By: Stephen G. Lear Its: Chairman of the Board and Chief Executive Officer	Name: Amy L. Avakian